UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, in October 2010 Prudential Financial, Inc. (the “Company”) entered into a commitment letter for a new five-year unsecured revolving credit facility.

On November 12, 2010, the Company entered into a definitive credit agreement for the new five-year revolving credit facility in an amount of $1,250,000,000 (the “New Five-Year Credit Facility”) with Banc of America, N.A., as administrative agent, and certain other financial institutions as lenders. Borrowings by the Company under the New Five-Year Credit Facility may be used for general corporate purposes. The Company expects that it may borrow loans under the New Five-Year Credit Facility from time to time to fund its working capital needs and those of its subsidiaries.

The Company’s ability to borrow under the New Five-Year Credit Facility is conditioned on the continued satisfaction of customary conditions, including the Company’s maintenance of consolidated net worth of at least $19.0 billion, which for this purpose is based on U.S. GAAP stockholders’ equity, excluding accumulated other comprehensive income (loss). As with its existing revolving credit facilities, the Company’s ability to borrow under the New Five-Year Credit Facility is not contingent on its credit ratings and is not subject to material adverse change clauses.

Concurrent with the establishment of the New Five-Year Credit Facility, the Company reduced the amount of the commitments under its existing revolving credit facilities (that include The Prudential Insurance Company of America and Prudential Funding, LLC, as borrowers) by $1.05 billion. Following that reduction, the existing credit facilities (excluding the New Five-Year Credit Facility) total $2.86 billion, which includes a $698 million credit facility that expires in May 2012, and a $2.16 billion credit facility, of which $180 million expires in December 2011 and $1.98 billion expires in December 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2010

PRUDENTIAL FINANCIAL, INC.

By:	John M. Cafiero
Name: John M. Cafiero
Title: Vice President and Assistant Secretary